Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by and between Michael E. Kalafer, M.D., (“Kalafer”) and MediciNova, Inc. a Delaware corporation (the “Company”), with regard to the following:

A. Whereas, Kalafer served in various capacities as an officer and employee of the Company, most recently as Chief Medical Officer of the Company, until June 12, 2009 (the “Separation Date”); and

B. Whereas, Kalafer and the Company are parties to that certain Executive Employment Agreement, dated as of July 3, 2008 (the “Employment Agreement”), providing for certain rights and responsibilities on the part of Kalafer and the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Severance Payments. In consideration of the covenants and promises contained in this Agreement and as full and final satisfaction of all obligations the Company owes to Kalafer under the Employment Agreement or otherwise, the Company shall pay to Kalafer, or on Kalafer’s behalf, as severance payments the following amounts, less appropriate deductions and withholdings:

(a) Provided Kalafer executes this Agreement and after the Effective Date (as defined below), compensation representing the amount Kalafer would have received as salary for June 12, 2009 through December 12, 2009 under the Employment Agreement in the aggregate gross amount of $133,900, less income and employment taxes required in the judgment of the Company to be deducted or withheld, to be paid on the date of the Company’s first regularly scheduled payroll date following the Effective Date; and

(b) Provided Kalafer timely elects continuation coverage pursuant to the provisions relating to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) of the Company’s group health plan, and provided that Kalafer executes this Agreement, after the Effective Date, the Company will pay the applicable COBRA premium to continue medical benefits for Kalafer and his dependents in the same manner that such benefits are in effect as of the Separation Date for the six (6) month period of June 12, 2009 through December 12, 2009 (thereafter Kalafer shall, to the extent he remains eligible for such benefits, be responsible for paying the applicable COBRA premium), with the exception that the Company’s payment of premiums pursuant to this Section and such benefits will be discontinued if and when Kalafer obtains medical benefits pursuant to a group health plan of another employer.

2. Release. In consideration of the above described payments and benefits to which Kalafer would not otherwise be entitled, Kalafer does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and all related subsidiary entities, and their affiliates, directors, officers, employees, agents, attorneys, stockholders, insurers, successors and/or assigns, from any and all liability, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Kalafer’s employment with the Company and the termination of said employment. This release shall include, but not be limited to, a release of claims arising under any state or federal statute or common law regulating or affecting employment, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the California Labor Code, the California Fair Employment and Housing Act and any other statutory or common law provision relating to or affecting Kalafer’s employment by the Company, each as amended through the date hereof, including any federal or state statutory provision covering any age discrimination in any form by the Company against Kalafer, except any claim for worker’s compensation. Nothing in this Agreement is to be construed to release any unknown claims for industrial injuries arising under the Workers’ Compensation Act. Kalafer represents that he is not aware of any such injuries or potential claims and that he has no present intention to file a claim for benefits under the Workers’ Compensation Act. However, neither does he, by this Agreement, knowingly intend to release any claim for injuries which have not yet manifested themselves or which he has no reason to otherwise suspect he has suffered.

3. Claims. In further consideration of the above described payments and benefits, Kalafer irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matter release above. It is the intention of the parties that, with the execution of this Agreement, the Company and all related entities, and their affiliates, officers, directors, employees, agents, attorneys, stockholders, insurers, successors and/or assigns will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Kalafer related in any way to the matter discharged herein. Kalafer represents that he has not filed any complaint, charges or lawsuits against the Company and all related subsidiary entities (including their affiliates, officers, directors, and employees) with any governmental agency or any court.

4. Unknown Claims. Kalafer understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Kalafer under section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived. Said section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding any provisions of this Agreement to the contrary, Kalafer does not waive any right or release any claim against the Company which claim or right arises from the Company failing to perform its undertakings as set forth in this Agreement and/or may arise after the date Kalafer executes this release including Kalafer’s rights, if any, pursuant to COBRA.

5. Effect on Previous or Existing Agreements. This Agreement is intended to resolve any and all issues between the Company and Kalafer, including any and all claims for wages, severance pay, compensation, benefits or other aspects of the employment relationship between the Company and Kalafer. Except as set forth in this Section 5, this Agreement shall supersede and extinguish all prior employment agreements, express or implied, verbal or written, between the Company and Kalafer; provided, however, that this Agreement shall have no effect on (i) that certain Proprietary Information and Inventions Agreement, dated as of July 3, 2008, and (ii) any stock option agreements. This Agreement shall also not in any way supersede or affect any obligation of Kalafer, contractual or otherwise, with respect to the disclosure, use or protection of any proprietary or confidential information of the Company, including any trade secrets, or with respect to the disclosure and assignment of inventions made or conceived by Kalafer during his employment. All previous written agreements and obligations imposed by any contract relating to the intellectual property of the Company or its subsidiaries or affiliated entities shall remain in full force and effect and survive the execution of this Agreement. Nothing herein is intended to limit, waive, release or avoid Kalafer’s right to make a claim or be indemnified for any costs, losses, expenditures or fees incurred in the future for acts performed by Kalafer within the scope of his employment, or as a consequence of the discharge of his duties or done pursuant to directions of the Company, except as otherwise provided by applicable law.

6. No Opposition of Unemployment. Company will not contest Kalafer’s claim for unemployment; provided, however, that Kalafer understands and agrees that Company will make any and all reports and submissions regarding Kalafer’s employment as required by applicable law. Nothing in this provision is intended to require or suggest that Company shall give false information to any government agency. It is understood that any and all reports or testimony provided by Company shall be truthful.

7. Return of Company Property. Kalafer shall immediately return any company property in his possession, including all company-owned computers and cellular telephones. All such property shall be returned in good working condition and order.

8. Non-Disparagement. Kalafer and the Company each agree that he or it shall not make any oral or written statements or knowingly make any comments, whether privately or publicly, which in fact or by implication tend to disparage the other or are inimical to the interests of the other.

9. Binding Effect. Kalafer further declares and represents that no promise, inducement or agreement not expressed herein has been made to him and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof. This Agreement may be modified only by a writing signed by both Kalafer and the Company.

10. Successors. The Company and Kalafer understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, employees, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of the Company and Kalafer.

11. Interpretation. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

12. Resolution of Employment Related Disputes. Except as prohibited by law, any dispute arising from any aspect of the employment relationship with the Company shall be resolved through final and binding arbitration in San Diego, California. All employment disputes of any nature shall be covered by this Agreement, except as prohibited by law. The law applicable to any controversy to be arbitrated shall be the law of the state of California or applicable federal law, except that the Federal Arbitration Act shall apply to the issue of arbitrability. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained and provided by the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services (“JAMS”). Kalafer shall not be required to pay any administrative fees of the AAA or JAMS. Any administrative fees or arbitrator’s fees will be paid by the Company. The arbitrator shall have no power to award costs and attorneys’ fees except as provided by statute or by separate written agreement between the parties. Notwithstanding the foregoing, nothing herein shall preclude either party from seeking, on a temporary basis, relief from a court in a dispute involving the ownership, use or disclosure of confidential or proprietary information or trade secrets, until such time as an arbitrator can be selected. Once selected, the arbitrator shall have the power to continue, vacate, modify or amend any temporary or interim relief, and shall have the power to resolve the dispute. In the event that any aspect of this arbitration provision is found unenforceable by a court of competent jurisdiction, the remainder of the arbitration provision shall be severed from the invalid portion and the remaining portion shall be given full effect according to its terms. This arbitration provision shall supersede any and all prior agreements between the Company and Kalafer on the subject of arbitration of employment-related claims.

13. No Admissions. It is agreed that this Agreement is not an admission of any liability or fault whatsoever by either the Company or Kalafer.

14. Execution and Revocation Periods. Kalafer acknowledges and agrees that the severance payments set forth in Section 1 constitute consideration beyond that which, but for the mutual covenants set forth in this Agreement, the Company would be obligated to provide, or Kalafer otherwise would be entitled to receive. Kalafer acknowledges that he has twenty-one (21) days after actual receipt of this Agreement in which to consider and execute this Agreement. Changes to this Agreement, whether material or immaterial, do not restart the 21-day period. Kalafer agrees and acknowledges that if he chooses to sign this Agreement before 21 days after he received it, that he has done so voluntarily. Furthermore, Kalafer has a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement. Accordingly, this Agreement will not become effective or enforceable (and the severance payments will not be paid or recognized) until such 7-day revocation period has expired and the Separation Date has passed (the “Effective Date”).

15. Counsel. Kalafer acknowledges that he fully understands his right to discuss this Agreement with independent counsel of his choice, that he is encouraged to do so, that he has carefully read and fully understands this entire Agreement and that he is voluntarily entering into this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Acknowledgments Related to Compensation and Benefits. Kalafer acknowledges that he is not entitled to receive any wages, benefits, bonuses, commissions or compensation, however characterized, other than the amounts provided for in Section 1 above, which he will receive provided that he will have returned to the Company an executed copy of the Agreement after the Effective Date of Agreement.

18. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified at below (or at such other address as the party shall specify in writing). Such notice shall be deemed given either (a) upon personal delivery, (b) one (1) business day after being sent by overnight delivery service or (c) on the day of transmission by facsimile, provided that the notifying party confirms receipt of such transmission with the other party by telephone.

If to MediciNova:	MediciNova, Inc.
4350 La Jolla Village Drive, Suite 950
San Diego, CA 92122
Attention: Shintaro Asako
Telephone: 858-373-1500
Fax: 858-373-7000
Email: asako@medicinova.com

If to Kalafer:	Michael E. Kalafer, M.D.

[SIGNATURE PAGE FOLLOWS]

The undersigned have executed this Agreement as of July 12, 2009 at San Diego, California.

MEDICINOVA, INC.

/s/ Michael E. Kalafer, M.D.	By:	/s/ Shintaro Asako
Michael E. Kalafer, M.D.	Name:	Shintaro Asako
	Title:	Chief Financial Officer